Exhibit 99.1
NEWS RELEASE
Basic Earth Reports On North Dakota Re-entry
Denver, Colorado, December 18, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that production on the State #16-1H, a horizontal re-entry in McKenzie County, North Dakota, has substantially improved following equipment modifications performed earlier in the month. Last week, the oil/water ratio had increased to greater then 20% and oil production had increased to 120 barrels of oil per day. However, recent diagnostics indicate that the well is still capable of greater productivity and further modifications will be undertaken in the near future. Previously a vertical Mission Canyon producer, the well was re-entered in October of this year and three horizontal legs were added to enhance production. Prior to the reentry the well was making 35 barrels of oil per day. Basic has a 20% working interest in the State #16-1H that is operated by Missouri Basin Well Service.
“With this production and the likelihood of further gains, we are more than encouraged by these results,” commented Ray Singleton, President of Basic. “Indeed, as we continue to make progress in productivity, the likelihood of further drilling efforts in this area become more of a reality. However, at this point, it would be premature to predict if we will reach our goal of 250 barrels of oil per day or what our stabilized production rate will be.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” ”may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ended June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.